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                                                                   EXHIBIT 23(c)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement, (Form S-3), and related Prospectus of Checkfree Corporation for the registration of 15,129,183 shares of Checkfree's common stock and to the incorporation by reference therein of our reports with respect to the financial statements of Intuit Services Corporation (a) dated October 22, 1996,included in the Proxy Statement of Checkfree Corporation, and (b) dated January 21, 1997, included in the Current Report on Form 8-K dated January 27, 1997, both filed with the Securities and Exchange Commission.


                                         Ernst & Young LLP

Palo Alto, California
January 27, 1997